Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                                Contacts:

                                                                                Timothy A. Bonang, Manager of Investor Relations, or

                                                                                Carlynn Finn, Investor Relations Analyst

                                                                                (617) 796-8251

                                                                                www.tatravelcenters.com

TravelCenters of America LLC Announces Workforce Reductions

Westlake, OH (March 7, 2008):  TravelCenters of America LLC (AMEX: TA) today announced that it has reduced the workforce at its headquarters and other locations by approximately 190, or about eight percent (8%) of its managerial personnel.  Similar reductions are expected to be made to its hourly workforce, mostly by attrition.

                The staffing reductions reflect difficult conditions in the trucking industry, which represents TA’s primary customers.  TA believes these industry conditions reflect a general slowing of the U.S. economy.  TA also believes that its business which services long haul trucking may reflect a decline in imports into the Country as a result of the weakening of the U.S. dollar’s value, which raises the price of imports.

                TA has also recently undertaken a complete review of its expansion and development activities.  TA expects that many of these initiatives will be eliminated or scaled back until industry conditions improve.

                TravelCenters of America LLC operates or franchises full service travel centers across the United States under the trade names “TravelCenters of America”, “TA” and “Petro Stopping Centers”.

WARNING REGARDING FORWARD LOOKING STATEMENTS

                THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON TA’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR.  FOR EXAMPLE:

•                  THIS PRESS RELEASE MAY IMPLY THAT TA’S STAFF REDUCTIONS AND EXPENSE CONTROLS MAY CAUSE IMPROVED FINANCIAL RESULTS.  IN FACT, FUTURE MARKET CONDITIONS IN THE TRUCKING INDUSTRY OR OTHERWISE

MAY BE WORSE THAN TA NOW EXPECTS AND TA’S FINANCIAL RESULTS MAY NOT IMPROVE OR TA
MAY EXPERIENCE MATERIAL AND CONTINUING LOSSES.

•                  THIS PRESS RELEASE STATES THAT TA HAS UNDERTAKEN A REVIEW OF ITS EXPANSION AND DEVELOPMENT PLANS WHICH MAY RESULT IN THE ELIMINATION OR DEFERRAL OF SOME OF THOSE PLANS.  IN FACT, SOME OF THESE PLANS MAY NOT BE ELIMINATED OR DEFERRED.

     CURRENTLY EXPECTED RESULTS COULD CHANGE BECAUSE OF VARIOUS FACTORS, SOME OF WHICH ARE BEYOND TA’S CONTROL.  FOR EXAMPLE:

•                  A CONTINUING SLOWING, OR RECESSION, IN THE U.S. ECONOMY GENERALLY MAY CAUSE TA’S BUSINESS TO DECLINE MORE THAN TA CURRENTLY EXPECTS.

•                  A CONTINUING LESSENING IN THE VALUE OF THE U.S. DOLLAR COMPARED TO OTHER CURRENCIES MAY REDUCE THE IMPORTS OF GOODS WHICH ARE TRANSPORTED BY TRUCK MORE THAN TA CURRENTLY EXPECTS.

•                  CONTINUING INCREASES IN FUEL PRICES MAY CAUSE SHIPPERS TO DIRECT FREIGHT TO TRANSPORT OTHER THAN TRUCKS; AND FUEL PRICE INCREASES MAY ALSO CAUSE TA’S GROSS PROFIT MARGINS TO DECLINE.

•                  TA MAY DECIDE THAT CERTAIN DEVELOPMENT AND EXPANSION PLANS SHOULD PROCEED SO THAT TA MAY REMAIN A COMPETITIVE SUPPLIER OF FUEL AND SERVICES TO THE TRUCKING INDUSTRY.

      FOR ALL OF THESE REASONS AND OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS OR IMPLICATIONS IN THIS PRESS RELEASE.

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